Enteris BioPharma, Inc.

Financial Statements for the Years Ended December 31, 2018 and 2017

Tel: 732-750-0900 Fax: 732-750-1222 www.bdo.com	90 Woodbridge Center Dr., 4th Floor Woodbridge, NJ 07095-1163

Independent Auditor’s Report

Board of Directors

Enteris BioPharma, Inc.

83 Fulton Street

Boonton, NJ 07005

We have audited the accompanying financial statements of Enteris BioPharma, Inc., which comprise the balance sheets as of December 31, 2018 and 2017, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enteris BioPharma, Inc. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

October 31, 2019

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ENTERIS BIOPHARMA, INC.

BALANCE SHEETS

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$91,728	$533,592
Accounts receivable	445,255	689,845
Inventory	81,645	99,453
Prepaid expenses and other current assets	178,456	94,946
Total current assets	797,084	1,417,836

Property, plant and equipment, net	872,119	950,639
Patents and other intangibles, net	14,189,449	15,380,031
Goodwill	7,761,876	7,761,876
Other assets	68,502	68,502

Total assets	$23,689,030	$25,578,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$98,016	$124,903
Accrued expenses	845,436	707,902
Tax liability	2,988	2,988
Deferred revenue	3,576,492	895,091
Asset financing obligation - short term	206,000	189,520
Other current liabilities	22,779	—

Total current liabilities	4,751,711	1,920,404

Long term accrued expenses	197,891	454,856
Asset financing obligation - long term	70,659	276,659
Total liabilities	5,020,261	2,651,919

Stockholders’ equity:
Series A convertible preferred stock, par value $0.001 per share, 275,000 shares authorized; 240,793 shares issued and outstanding as of December 31, 2018 and 2017 (liquidation value $39.8 million)	240	240
Series A-1 preferred stock, par value $0.001 per share, 50,000 shares authorized, issued and outstanding at December 31, 2018 and 2017 (liquidation value $2.8 million)	50	50
Class A common stock, $0.001 par value, 50,000 shares authorized; 2,832 shares issued and outstanding as of December 31, 2018 and 2017	3	3
Class B common stock, $0.001 par value, 350,000 shares authorized; 21,667 shares issued and outstanding as of December 31, 2018 and 2017	22	22
Additional paid-in capital, preferred stock	29,910,828	29,910,828
Additional paid-in capital, common stock	13,520,971	13,520,971
Accumulated deficit	(24,763,345)	(20,505,149)

Total stockholders’ equity	18,668,769	22,926,965
Total liabilities and stockholders’ equity	$23,689,030	$25,578,884

The accompanying notes are an integral part of these financial statements.

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ENTERIS BIOPHARMA, INC.
STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2018	2017

Revenue:
Tablet development	$1,915,956	$4,903,491
Feasibility studies	1,803,484	2,109,698
Other revenue	24,125	29,068

Total revenue	3,743,565	7,042,257

Cost of goods sold	3,339,282	4,264,214

Operating expenses:
Research and development	142,743	140,570
General and administrative	4,481,999	4,787,516
Total expenses	7,964,024	9,192,300

Operating loss	(4,220,459)	(2,150,043)

Other income (expense):
Interest and other income	15,995	1,936
Interest and other expense	(53,732)	(70,332)
Total other expense	(37,737)	(68,396)

Loss before income taxes	(4,258,196)	(2,218,439)
Income tax benefit	—	—

Net loss	$(4,258,196)	$(2,218,439)

The accompanying notes are an integral part of these financial statements.

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ENTERIS BIOPHARMA, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

					Common Stock
	Series A Preferred Stock		Series A-1 Preferred Stock		Class A		Class B
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Capital, Preferred Stock	Additional Paid-in Capital, Common Stock	Accumulated Deficit	Total
Balance January 1, 2017	240,374	$240	50,000	$50	2,832	$3	21,667	$22	$29,840,230	$13,520,971	$(18,286,710)	$25,074,806
Vesting of preferred stock	419	—	—	—	—	—	—	—	70,598	—	—	70,598
Net loss	—	—	—	—	—	—	—	—	—	—	(2,218,439)	(2,218,439)
Balance, December 31, 2017	240,793	240	50,000	50	2,832	3	21,667	22	29,910,828	13,520,971	(20,505,149)	22,926,965

Net loss	—	—	—	—	—	—	—	—	—	—	(4,258,196)	(4,258,196)
Balance, December 31, 2018	240,793	$240	50,000	$50	2,832	$3	21,667	$22	$29,910,828	$13,520,971	$(24,763,345)	$18,668,769

The accompanying notes are an integral part of these financial statements.

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ENTERIS BIOPHARMA, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,258,196)	$(2,218,439)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,576,170	1,667,192
Stock compensation expense	—	70,598
Interest expense	48,033	69,956
Income tax liability	—	(155,069)
Decrease (increase) in accounts receivable	244,590	(526,189)
Decrease (increase) in inventory	17,808	(3,372)
(Increase) decrease in prepaid expenses and other current assets	(83,510)	60,140
Increase in other assets	(58,673)	(49,613)
Increase (decrease) in accounts payable, accrued expenses, and other current liabilities	133,426	(96,751)
(Decrease) increase in long-term accrued expenses	(256,965)	274,856
Increase in deferred revenue	2,681,400	703,489

Net cash provided by (used in) operating activities	44,083	(203,202)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(96,418)	(249,413)
Increase in patents and other intangibles	(151,977)	(228,921)
Net cash used in investing activities	(248,395)	(478,334)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on asset financing	(217,708)	(217,708)
Payments on capital lease	(19,844)	(19,844)
Net cash used in financing activities	(237,552)	(237,552)

Net decrease in cash and cash equivalents	(441,864)	(919,088)
Cash and cash equivalents at beginning of year	$533,592	$1,452,680
Cash and cash equivalents at end of year	$91,728	$533,592
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for taxes	$80,426	$155,069
Noncash capital distribution	$—	$2,000,000

The accompanying notes are an integral part of these financial statements.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS

1. Description of Business

Enteris BioPharma, Inc. (the “Company” or “Enteris”) was incorporated in Delaware on April 5, 2013. The Company is a biopharmaceutical company engaged in the research and drug delivery of small proteins, referred to as peptides, for therapeutic use. The Company has patented oral drug delivery technologies that have been shown to deliver therapeutically useful amounts of various peptides, as well as certain impermeable and insoluble (BCS Class II, III and IV) small molecule drugs, into the bloodstream. The Company’s delivery technology has been validated in late stage clinical trials to enable the oral delivery of peptides, in an enteric coated tablet.

2. SWK Acquisition

On August 26, 2019, SWK Products Holdings LLC, a Delaware corporation and wholly-owned subsidiary of SWK Holdings Corporation (collectively referred to as “SWK”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire the Company and its subsidiaries for total consideration of $21.5 million (the “Merger”). The Merger Agreement was entered into by Enteris and SWK with Victory Park Credit Opportunities, L.P., Victory Park Credit Opportunities Intermediate Fund, L.P., VPC Fund II, L.P. and VPC Intermediate Fund II (Cayman), L.P. These entities are referred to as the Seller, and were the owners of Enteris prior to the Merger. Pursuant to the Merger Agreement, a subsidiary of SWK was merged with and into Enteris, with Enteris continuing as the surviving entity in the Merger.

Per the terms of the Merger Agreement, Enteris and Seller will share the milestone and royalty proceeds of the Cara License Agreement described below, and earnings will be split as follows:

•	Seller received 100% of the $8 million upfront amount paid upon execution of the Cara License;

•	Seller will receive 40% of the first milestone payment, with Enteris to receive 60% of such payment;

•	Seller will receive 75% of any remaining milestone and royalty payments until Seller receives an aggregate $32.75 million, excluding the first milestone payment, with Enteris entitled to the remaining 25%; and

•	All proceeds thereafter will be split evenly between Enteris and Seller.

In addition, Seller receives profits arising from milestones and royalties associated with the out-licensing of three of Enteris’ wholly-owned pharmaceutical development candidates, likely from the out-license of such products to third-party pharmaceutical companies. For the products Ovarest and Tobrate, after SWK Products recovers 100% of all investment in such products, Seller will receive 60% of the first $5 million of the profit from each product until Seller receives an aggregate of $3 million for each product, and thereafter Seller will receive 30% of any remaining profits, per product. For the octreotide pharmaceutical development product candidate, after Enteris recovers 100% of all investment in the octreotide product candidate, Seller will be entitled to receive 10% of any remaining profits from that product, with Enteris receiving the remaining 90%.

3. Summary of Significant Accounting Policies & Practices

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates relate to valuation of accounts receivable, inventory, fixed assets, deferred tax assets and intangible assets, which involve management estimates of the lives of the assets and the recoverability of costs.

Revenue Recognition – Revenue is recognized from the sale of products and from performing feasibility studies and other services, licensing agreements and grants. In general, the Company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the Company’s price to the customer is fixed or determinable and collectability is reasonably assured.

Revenue from the sale of product is recognized when title to product and risk of loss are transferred, collection is reasonably assured, and the Company has no further obligations. If there are elements of the revenue recognition requirements that are not met at the time of shipment, the revenue is deferred. Revenue from research services is recognized when services are rendered.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

The Company records revenue related to multiple-element arrangements in accordance with ASC 605-25, Revenue Recognition Multiple-Element Arrangements. In order to account for these agreements, the Company identifies the deliverables included within an arrangement and evaluates which deliverables represent separate units of accounting based on whether certain criteria are met, including whether the delivered element has stand-alone value to the counterparty. The consideration received is then allocated among the separate units of accounting based on each unit’s relative selling price. The identification of individual elements in a multiple-element arrangement and the estimation of the selling price of each element involves significant judgment, including consideration as to whether each delivered element has standalone value. Revenue from services performed under fixed-fee arrangements is recognized on the proportional performance basis. The proportion of the arrangement completed to date is determined on an actual cost-to-estimated final cost basis and is recognized as related services are performed up to the amount the Company is contractually entitled to bill.

The Company determines the estimated selling price for deliverables within each agreement using vendor specific objective evidence (“VSOE”) of selling price, if available, or third party evidence (“TPE”) of selling price if VSOE is not available, or the Company’s best estimate of selling price, if neither VSOE nor TPE is available. Determining the best estimate of selling price for a deliverable requires significant judgment. Because the Company does not have VSOE or third party evidence of selling price to determine the estimated selling price of a license to its proprietary technology, it typically uses its best estimate of a selling price to estimate the selling prices for licenses to its proprietary technology. In making these estimates, the Company considers market conditions and entity-specific factors, including those contemplated in negotiating the agreements, as well as internally developed estimates that include assumptions related to the market opportunity, estimated development costs, probability of success and the time needed to commercialize a product candidate pursuant to the license. In validating its best estimate of selling price, the Company evaluates whether changes in the key assumptions used to determine its best estimate of selling price will have a significant effect on the allocation of arrangement consideration between deliverables. The Company recognizes consideration allocated to an individual element when all other revenue recognition criteria are met for that element.

For a complete discussion of accounting for collaboration revenues, see Note 4, Strategic Partners.

Research and Development - Research and development expenses include the costs associated with internal research and development and research and development conducted for the Company by third parties. These costs primarily consist of salaries, pre-clinical and clinical trials, outside consultants, and supplies. All research and development costs discussed above are expensed as incurred. Third-party expenses reimbursed under research and development contracts, which are not refundable, are recorded as a reduction to research and development expense in the statement of operations.

Income Taxes - Income taxes are accounted for under the asset and liability method with deferred tax assets and liabilities recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and loss carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all, or some portion, of such deferred tax assets will not be realized.

Cash and Cash Equivalents – Cash and cash equivalents include all highly liquid securities purchased with an original maturity of three months or less and are deemed to be cash equivalents, which currently consist of checking accounts.

Accounts Receivable - The terms of payments and collections of accounts receivables are governed by contractual agreements. The Company’s policy is that an allowance for doubtful accounts is established for estimated losses resulting from the inability of its customers to make required payments. Such allowance is computed based upon a specific customer account review of larger customers and balances in excess of 90 days old. The assessment of a customers’ ability to pay generally includes direct contact with the customer, investigation into a customers’ financial status, as well as consideration of the customers’ payment history with the Company. If the financial condition of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. If the Company determines, based on its assessment, that it is more likely than not that a customer will be unable to pay, the account receivable balance will be written-off. There was no allowance recorded as of December 31, 2018 or 2017.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Inventory - Inventories are stated at the lower of cost or net realizable value, valued at specifically identified cost which approximates the first-in, first-out (“FIFO”) method.

Property, Plant and Equipment - Property, plant and equipment are carried at cost, net of accumulated depreciation. Equipment under capital leases is stated at the present value of the minimum lease payments. Depreciation is computed using the straight-line method. Depreciation of equipment under capital leases and leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset. Additions and improvements are capitalized, while repairs and maintenance are expensed as incurred.

Patents and Other Intangibles - Acquisition-related intangible assets include the costs of acquired patents, trademarks and customer relationships which are being amortized over their estimated useful lives. The Company does not have any intangible assets with indefinite lives.

Costs incurred that are directly related to patents are capitalized. Patent costs are deferred pending the successful outcome of the relevant applications. These costs primarily consist of outside legal fees and typically relate to filings and prosecution of applications for improvements to existing patents or to the filings of foreign applications based upon domestic patents, or to maintenance fees for existing patents in different countries. Internal costs related to intangible assets are expensed as incurred. Successful patent costs are amortized using the straight-line method over the lives of the patents.

Amortization of intangible assets is computed based on the following estimated useful lives:

Asset	Estimated Useful Lives
Patents	1 – 20 years
Trademarks	10 years
Customer relationships	5 years

Impairment of Long-Lived Assets - The Company assesses the impairment of identifiable intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Some factors that are considered important which could trigger an impairment review include (i) significant underperformance relative to expected historical or projected future operating results; (ii) significant changes in the manner of the Company’s use of the acquired assets or the strategy for its overall business; and (iii) significant negative industry or economic trends.

When the Company determines that the carrying value of long-lived assets, including fixed assets, patents and inventories may not be recoverable based upon the existence of one or more of the above indicators of impairment, an assessment of the asset’s recoverability based on expected undiscounted future net cash flow is performed. If impairment is indicated, the asset is written down to its estimated fair value. There was no impairment of intangible assets as of December 2018 and 2017. Unsuccessful patent costs are expensed when determined worthless or when patent applications will no longer be pursued. Other intangibles are recorded at cost and are amortized over their estimated useful lives.

Goodwill

The Company allocates any excess purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination to goodwill. The Company tests its goodwill balances annually for impairment or more frequently if indicators are present or changes in circumstances suggest that impairment may exist. The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

In performing the goodwill impairment assessments, the Company utilized the optional qualitative assessment prescribed under Financial Accounting Standards Board (“FASB”) ASC Topic 350. The qualitative assessment requires an evaluation of whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount based on an assessment of relevant events including macroeconomic factors, industry and market conditions, cost factors, overall financial performance and other entity-specific factors. After assessing the totality of events, if it is determined that it is more likely than not that the fair value of the reporting unit exceeds its carrying value, no further steps are required. If it is determined that impairment is more likely than not, then the Company must perform the quantitative impairment test. For the Company’s singular reporting unit tested using the optional qualitative assessment, we determined that it was not more likely than not that the fair value of the reporting unit was less than our carrying amount.

Deferred Revenue and Deferred Costs - Deferred revenue includes amounts that have been billed per the contractual terms but have not been recognized as revenue. The Company classifies as current the portion of deferred revenue that are expected to be recognized within one year from the balance sheet date.

Accounting for Restricted Stock Awards - For restricted stock awards granted to employees, compensation expense is recognized when the vesting criteria are met, based on the grant date fair value estimated in accordance with accounting guidance.

Sales Concentrations – Revenue is primarily from product sales, tablet development, feasibility studies and other revenue. Two customers represented 45% each, or 90%, of the total revenue for the year ended December 31, 2018. For the year ended December 31, 2017, three customers represented 43%, 25% and 21% of the total revenue, respectively.

Concentrations of Credit Risk – Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains holdings in cash in excess of federally insured amounts and in cash equivalents with high credit-quality financial institutions in order to minimize credit exposure. The Company has concentrations of credit risk with respect to accounts receivable, as most accounts receivable are concentrated among a very small number of customers. As of December 31, 2018 and 2017, one customer accounted for 50% and 56% of the total accounts receivable, respectively. Credit evaluations are performed for most customers, but the Company generally does not require collateral to support accounts receivable.

New Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09—Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). This ASU supersedes the revenue recognition requirements in Accounting Standards Codification Topic 605, Revenue Recognition, and creates a new Topic 606, Revenue from Contracts with Customers. This guidance is effective for fiscal years beginning after December 15, 2018, including interim periods within that reporting period. Early adoption is permitted after December 15, 2016, including interim periods within that reporting period. Two adoption methods are permitted: retrospectively to all prior reporting periods presented, with certain practical expedients permitted; or retrospectively with the cumulative effect of initially adopting the ASU recognized at the date of initial application. The Company expects to adopt ASU 2014-09 using the modified retrospective method and expects the effect it will have on its consolidated financial statements to be immaterial, if any.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”), which requires a lessee to recognize assets and liabilities on the balance sheet for operating leases and changes many key definitions, including the definition of a lease.  The update includes a short-term lease exception for leases with a term of 12 months or less, in which a lessee can make an accounting policy election not to recognize lease assets and lease liabilities. Lessees will continue to differentiate between finance leases (previously referred to as capital leases) and operating leases, using classification criteria that are substantially similar to the previous guidance.  For lessees, the recognition, measurement, and presentation of expenses and cash flows arising from a lease have not significantly changed from previous GAAP.  Lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company is currently assessing the impact of ASU 2016-02 on its consolidated financial statements. The impact on our results of operations and cash flows is not expected to be material.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”), which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This standard will be effective for the Company within annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted. The Company early adopted ASU 2017-04 as of January 1, 2018, which did not have a material impact on the Company’s financial position.

In March 2018, the FASB issued ASU No. 2018-05, Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118, which updates income tax accounting to reflect the SEC’s interpretive guidance released on December 22, 2017, when the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law. For more information regarding the impact of the Tax Act, see Note 10, Income Taxes.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The new guidance will be effective for annual reporting periods beginning after December 15, 2019, including interim periods. Early adoption is permitted for annual or interim periods. The Company is evaluating the impact this guidance will have but does not expect the impact will be material on the Company’s financial position.

4. Strategic Partners

Collaboration and License Agreement

In January 2017, the Company entered into a collaboration and license agreement (“License Agreement”) with a third party. Pursuant to the terms of the License Agreement, the Company and the third party agreed to collaborate on research activities to develop and commercialize a pharmaceutical product (“API”). Under the terms of the License Agreement, Enteris will develop certain compounds outlined in the development plan that is overseen by the joint steering committee (“JSC”), which is represented by both parties. The third party has control over the JSC and may terminate the License Agreement under several scenarios, including for convenience upon at least 120 days’ prior written notice.

The Company assessed this arrangement in accordance with ASC 605 and concluded that the contract counterparty is a customer. The significant deliverables of this multiple-element revenue arrangement were determined to be the license to the research and development targets and the corresponding research and development services. At the inception of the arrangement, the Company concluded that the license could not be used for their intended purpose without the highly specialized skills and know-how that is only available from the Company’s research and development services. The Company therefore concluded that the license lacked standalone value apart from the related research services due to the limited economic benefit that the third party would derive from the license if it did not obtain the Company’s research services. The Company therefore accounted for these deliverables as a combined unit of accounting.

In exchange for the exclusive API license and the research and development activities Enteris will perform, the third party paid Enteris a $1.0 million nonrefundable upfront payment. In order to evaluate the appropriate transaction price, the Company determined that the upfront payment of $1.0 million and $0.5 million of advance work order payments constituted the entirety of the consideration to be included in the transaction price as of the outset of the arrangement, which was allocated to the singular performance obligation. Future research, development, and commercial milestone payments will be recognized as each performance criteria is established. The amounts will be invoiced and paid as the milestones are met. Royalty payments earned under the License Agreement will be recognized as revenue is earned.

For the years ended December 31, 2018 and 2017, the Company recognized revenue of $1.7 million and $1.4 million, respectively, as revenue in the Company’s consolidated statements of operations. Deferred revenue amounted to $0 as of December 31, 2018.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Manufacturing Agreement

In July 2015, the Company entered into a phase 2 clinical trial manufacturing services agreement (“Manufacturing Agreement”) with a third party. Pursuant to the terms of the Manufacturing Agreement, the Company agreed to conduct the cGMP manufacture, testing and supply of the drug product used by the third party in its phase 2 clinical trials. The Company assessed this arrangement in accordance with ASC 605 and concluded that the contract counterparty is a customer.

At the inception of the arrangement, the Company concluded that the manufacturing services and access to its license represented the significant deliverables. These deliverables could be used separately or sold to a third party separately; as such, the Company accounted for these deliverables as two units of accounting. The Company received upfront consideration of approximately $4.1 million for the manufacturing services it will provide, which will be recognized when the product has been accepted for quality assurance purposes and shipped to the third party. The Company will recognize $0.1 million in access fee revenue each month as manufacturing activities are performed.

Revenue associated with these units of accounting are recognized as the manufacturing services are provided, according to expected length of the phase 2 clinical trial. The manufacturing activities are expected to be performed over a period of approximately 18 months, although this is subject to change based on the progression of the manufacturing activities. The transfer of control occurs over this time period and, in management’s judgment, is the best measure of progress towards satisfying its obligations.

For the years ended December 31, 2018 and 2017, the Company recognized revenue of $1.7 million and $1.8 million, respectively, as revenue in the Company’s consolidated statements of operations under the Manufacturing Agreement.

5. Inventory

Inventory consisted of the following at December 31, 2018 and 2017:

	2018	2017
Raw materials	$81,645	$99,453

Total	$81,645	$99,453

6. Property, Plant and Equipment

Property, plant and equipment consisted of the following at December 31, 2018 and 2017:

	2018	2017	Estimated Useful Lives (years)
Leasehold improvements	$335,093	$335,093	Lesser of lease term or useful life
Manufacturing equipment	1,709,121	1,615,751	10
Office equipment and furniture	35,954	32,906	5
Software	28,976	28,976	3
	2,109,144	2,012,726
Less: accumulated depreciation and amortization	(1,237,025)	(1,062,087)

Property, plant and equipment, net	$872,119	$950,639

Depreciation and amortization expense on property, plant and equipment was $0.2 million in 2018 and 2017.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

7. Patents and Other Intangible Assets

Details of patents and other intangible assets are summarized as follows:

	December 31, 2018			December 31, 2017
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net

Patents	$21,142,230	$(7,303,589)	$13,838,641	$20,990,253	$(5,966,904)	$15,023,349
Trademarks	271,950	(153,624)	118,326	271,950	(126,429)	145,521
Customer relationships	560,000	(560,000)	—	560,000	(522,648)	37.352
Subtotal	21,974,180	(8,017,213)	13,956,967	21,822,203	(6,615,981)	15,206,222
Deferred patents	232,482	—	232,482	173,809	—	173,809

Total intangibles	$22,206,662	$(8,017,213)	$14,189,449	$21,996,012	$(6,615,981)	$15,380,031

Trademarks, patents, and customer relationships are all intangible assets with definite useful lives and therefore continue to be amortized over their estimated useful lives. Amortization expense amounted to $1.4 million and $1.5 million for the years ended December 31, 2018 and 2017, respectively. The weighted-average amortization period remaining for intangible assets as of December 31, 2018 and 2017 was approximately 6.1 and 6.6 years, respectively. Future amortization expense on the Company’s amortizable intangible assets over the next five years is estimated as follows:

2019	$1,307,368
2020	1,251,476
2021	1,248,479
2022	1,245,481
2023	1,227,832
Thereafter	7,676,331
Total	$13,956,967

As of December 31, 2018, 27 of the Company’s patents had been issued in the U.S. and 90 had been issued in various foreign countries, as compared to 30 and 90, respectively, as of December 31, 2017. Various other domestic and foreign applications are pending. The Company did not record any impairment charges in 2018 or 2017.

8. Lease Obligations

Operating lease obligations

In May 2013, the Company entered into a facility lease located in Boonton, New Jersey with a twelve-month term (the “Lease”). The Company exercised multiple renewal options for one-year and two-year terms as well as the First Amendment to the Lease that extended through May 2017 with the same terms dictated in the May 2013 lease. In January 2017, the Company executed the Second Amendment to the Lease, whereby the Company extended the Lease through May 2019 and increased the minimum lease payments to $18,000 per month. In 2018, the Company and the landlord agreed to extend the lease through May 2021, increasing the minimum lease payments to $18,500 per month.

Total future minimum rentals under the non-cancelable operating lease are as follows:

Year ending December 31,

2019	219,613
2020	222,000
2021	88,323
$529,936
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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

Total rent expense was approximately $0.2 million for 2018 and 2017, respectively. Rental expense is recorded on a straight-line basis over the term of the respective lease.

Asset financing obligations

The Company has entered into certain asset financing arrangements for equipment which extend through April 2020. Under these leases, the Company has an option to terminate the lease early and buy the underlying assets. These arrangements are accounted for as capital leases.

The total cost of equipment under capital leases was $0.8 million as of December 31, 2018 and 2017. Accumulated amortization for equipment under capital lease was $0.1 million as of December 31, 2018 and 2017 and is included within depreciation expense.

Total future minimum rentals under the non-cancelable capital leases are as follows:

Year ending December 31,
2019	$229,284
2020	72,569
301,853
Less amounts representing interest	(25,194)
Net present value of future minimum lease payments	276,659
Less current maturities of asset financing obligations	(206,000)
Long-term maturities of asset financing obligations	$70,659

9. Restricted Stock Awards

The Company has granted restricted stock awards for shares of restricted common stock to certain officers and other employees.

The Company amended the vesting schedule of the awards of 19,000 shares that were granted in 2013 and 2014 on March 31, 2016 such that 50% of these shares vested upon on the amendment. Additionally, 50% of these previously awarded grants were modified such that the holders of the awards vest upon the return of cash distribution to the investors of one-time or greater of the aggregate of all equity and debt financing provided by or guaranteed by the investors to the Company, exclusive of the contribution of assets. The total impact of the amended vesting terms was recorded as an expense of less than $0.1 million.

The Company recognizes stock-based compensation expense for the performance awards to the extent the performance targets are probable of achievement. The Company has determined that achievement of the return to investors is not deemed probable and therefore no expense has been recognized for these performance awards during 2018 or 2017.

These shares of restricted common stock are subject to repurchase agreements and generally lapse upon termination of service by the employee. If the holder ceases to have a business relationship with the Company, the Company may repurchase any unvested shares of common stock held by the individuals at the deemed fair market value of the shares at the time of repurchase. No shares were repurchased in 2018 or 2017.

The cash received by the Company related to unvested shares of restricted common stock is shown as a liability within other current liabilities on the Company’s balance sheet until the vesting requirements are met. When vesting occurs, the liability is reclassified to stockholders’ equity. No vesting for these shares occurred in 2018.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

The following table summarizes restricted stock activity:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested balance at December 31, 2016	9,500	$12.04
Non-vested balance at December 31, 2017	9,500	$12.04
Non-vested balance at December 31, 2018	9,500	$12.04

10. Income Taxes

Deferred tax assets and liabilities reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company early adopted ASU 2015-07 in 2015, and as such, presents all deferred tax items as non-current assets and liabilities.

The enactment of the Tax Cuts and Jobs Act (“Tax Act”) in December 2017 resulted in a remeasurement of the Company’s net deferred tax asset due to the reduction in corporate tax rates from 34% to 21%. A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the consolidated financial statements is as follows:

	2018	2017
Income taxes at U.S. statutory rate	21.00%	34.00%
State tax benefit, net of federal benefit	6.00	5.38
Permanent differences	(0.03)	(0.10)
Research and development tax credits	1.01	2.15
Effect of U.S. Tax Cuts and Jobs Act	—	(57.58)
Other	(0.09)	0.58
Change in valuation allowance	(27.89)	15.58
Total provision for income taxes	0.00%	0.00%

As of December 31, 2018, and December 31, 2017, the components of the net deferred tax assets/ (liabilities) are as follows:

	2018	2017
Non-current assets/(liabilities)
Net operating losses	$4,788,681	$3,697,360
Acquired intangibles	(1,192,032)	(1,328,448)
Capitalized patents	(58,447)	(37,041)
Research and development credits	437,642	352,237
Depreciation	(130,142)	(102,990)
Accrued expenses	261,800	287, 565
Other	840	—
Gross non-current deferred tax assets	4,108,342	2,868,683
Non-current valuation allowance	(4,108,342)	(2,868,683)
Net non-current deferred tax liabilities	—	—
Net deferred tax assets less deferred tax liabilities	$—	$—
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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

As of December 31, 2018, the Company has approximately $21.1 million and $5.1 million of federal and state net operating loss carryforwards, respectively, that begin to expire in 2033 and 2037, respectively. As of December 31, 2018, the Company has approximately $0.4 million and less than $0.1 million of federal and state research and development credits, respectively, that begin to expire in 2033 and 2024, respectively. The Company has evaluated the positive and negative evidence bearing upon its ability to realize its deferred tax assets, which are comprised primarily of net operating loss carryforwards and research and development credits. Management has considered the Company’s history of cumulative net losses in the U.S., estimated future taxable income and prudent and feasible tax planning strategies and has concluded that it is more likely than not that the Company will not realize the benefits of its U.S. federal and state deferred tax assets. Accordingly, a full valuation allowance has been established against these net deferred tax assets as of December 31, 2018 and 2017, respectively. The Company reevaluates the positive and negative evidence at each reporting period.

The Company’s valuation allowance increased during 2018 by approximately $1.2 million due to the generation of net operating loss and research and development carryforwards.

Utilization of the U.S. federal and state net operating loss and research and development credit carryforwards may be subject to a substantial annual limitation under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of net operating loss and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax liabilities, respectively. The Company has not completed a study to assess whether a change of ownership has occurred, or whether there have been multiple ownership changes since its formation, due to the significant cost and complexity associated with such a study. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company files tax returns in the United States and New Jersey. The Company is subject to U.S. federal and New Jersey state examinations by tax authorities for years 2014 through present; however, carryforward attributes that were generated prior to January 1, 2014 may still be adjusted upon examination by federal or state tax authorities if they either have been or will be used in a future period. As of December 31, 2018, the Company has recorded no material liability for unrecognized tax benefits, interest, or penalties related to federal or state income tax matters and there currently no pending tax examinations.

During 2017, the Company recorded tax charges for the impact of the Tax Act effects using the current available information and technical guidance on the interpretations of the Tax Act. As permitted by SEC Staff Accounting Bulletin 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act, the Company recorded provisional estimates and have subsequently finalized the accounting analysis based on the guidance, interpretations, and data available as of December 31, 2018. Adjustments made in the fourth quarter of 2018 upon finalization of our accounting analysis were not material to the Company’s consolidated financial statements.

11. Stockholders’ Equity

Preferred Stock

In April 2013, the Company issued 135,000 shares of Series A preferred stock (“Series A Preferred Stock”), par value $0.001 per share in exchange for assets contributed to the Company. During the remainder of 2013, the Company issued an additional 46,076 shares in exchange for cash contributions of $5.0 million. During 2014, the Company issued 27,841 shares in exchange for cash contributions of $4.6 million. During 2015, the Company issued 30,623 shares in exchange for cash contributions of $5.1 million. During 2016, the Company issued 834 shares of Series A Preferred Stock in lieu of paying $0.1 million for services rendered in connection with one of the Company’s internal development programs.

During 2016, the Company issued 50,000 shares of Series A-1 preferred stock (“Series A-1 Preferred Stock”) to UGP Therapeutics, Inc. (“UGP”) in exchange for the assets of UGP. The value of the assets was determined to be $4.0 million based on the subsequent cash sale price of the principal asset. In 2017, the Company made a noncash capital distribution of $2.0 million to its investors from the cash received for the sale of the principal asset.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

On April 24, 2017, the Company decided to wind down its Tobrate Agreement with RRD International, LLC (“RRD”), based on the Company’s conclusion that the phase I study results were not compelling enough to move forward with the data at this time. However, the Company feels that the program still has merit, and is exploring other options for development. As part of the original Tobrate Agreement, the Company and RRD agreed to develop the Tobrate asset through March 2017 for a contribution by Enteris of cash and equity in the form of the Company’s Series A Preferred Stock, which vested monthly over the original term of the Tobrate Agreement. Of these shares 1,253 and 834 vested in 2017 and 2016, respectively. The 1,253 shares represent the fully vested amount, as such, all shares are vested as of December 31, 2018. During 2017 the Company issued 419 shares of Series A Preferred Stock in lieu of paying $0.1 million for services rendered in connection with one of the Company’s internal development programs which was recorded as stock-based compensation.

The rights and privileges of the Series A Preferred Stock and Series A-1 Preferred Stock are described below:

Voting Rights — The holders of the Series A Preferred Stock and Series A-1 Preferred Stock are not entitled to vote.

Dividends — Series A Preferred and Series A-1 Preferred Stockholders are entitled to receive dividends in preference to the common stockholders, at an annual rate of 8% of the sum of Series A subscription price of $100 per share. Dividends on the Series A Preferred Stock and Series A-1 Preferred Stock shall be cumulative and shall be payable if and when declared by the board of directors of the Company. The holders of the Series A-1 preferred stock will be entitled to receive dividends prior to, and in preference to, all other shares of preferred and common stock. Through December 31, 2018 the Company has made dividend payments to the Series A-1 Preferred Stockholders for $464,658, all of which were made in 2017.

Conversion — Each share of Series A Preferred Stock may be converted at any time, at the option of the holder into shares of Class B common stock, subject to the applicable conversion rate as determined by dividing the Series A subscription price by the conversion price. The current conversion price is equal to the price per share paid to the Company for such share of Series A Preferred Stock. The conversion rate is subject to adjustment for certain dilutive events. The Series A-1 Preferred Stock shares do not have any conversion rights.

Liquidation Preference — The holders of the Series A Preferred Stock have preferences in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company to common stock, and the Series A-1 Preferred stock ranks senior to Series A Preferred Stock.

Redemption — The Series A Preferred Stock and Series A-1 Preferred Stock are not redeemable.

Common Stock

In April 2013, the Company issued 2,832 shares of Class A Common Stock and 12,167 shares of Class B Common stock in addition to the aforementioned preferred stock for assets contributed to the Company. No additional shares of Class A Common Stock were issued during 2018 or 2017. The Company issued 9,500 shares of Class B Common Stock in 2016 to employees of the Company on vesting. The fair value of these shares was less than $0.1 million.

The rights and privileges of the Class A Common Stock and Class B Common Stock (collectively, the “Common Stock”) are described below:

Voting Rights — The holders of the Class A Common Stock are entitled to one vote for each share of Class A common stock held. The holders of Class B Common stock are not entitled to vote.

Dividends — Common Stock holders are entitled to receive dividends, when and if legally available.

12. Employee Benefit Plan

The Company maintains a deferred compensation plan covering all full-time employees. The plan allows participants to defer a portion of their compensation on a pre-tax basis pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, up to an annual maximum for each employee set by the IRS. The Company made no discretionary matching contributions in 2018 or 2017.

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ENTERIS BIOPHARMA, INC.

NOTES TO THE FINANCIAL STATEMENTS (Continued)

13. Legal Matters

From time to time, and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation.  As of December 31, 2018, the Company did not have any such pending claims, charges, or litigation that it expects would have a material adverse effect on its financial position, results of operations, or cash flows.

14. Related Parties

The Company had no related party transaction for the periods presented in the accompanying consolidated financial statements.

15. Subsequent Events

The Company considers events or transactions that occur after the balance sheet date, but before the financial statements are issued to provide additional evidence relative to certain estimates as of October 31, 2019, the date the financial statements were issued, and the financial statements reflect those material items that arose after the balance sheet date but prior to this date that would be considered recognized subsequent events. There were no events meeting this criteria except as described below.

Term Loan

On January 7, 2019 the Company entered into a $5.0 million term loan agreement with ExWorks Capital Fund L.P. (“Term Loan”). The Company drew down $0.4 million on the Term Loan at closing to pay the closing fee. In August 2019, the Company fully paid the remaining balance on the Term Loan, which was originally due for repayment on January 7, 2020.

Cara License Agreement

On August 20, 2019, the Company entered into a non-exclusive license agreement (“Cara License Agreement”) with Cara Therapeutics, Inc. (“Cara”), pursuant to which Enteris granted Cara a non-exclusive, royalty-bearing license along with certain intellectual property rights, including the right to grant sublicenses, to develop, manufacture and commercialize products using such intellectual property.

As consideration for the intellectual property rights, Cara paid the Company an upfront fee equal to $8,000,000, consisting of $4,000,000 payable in cash and $4,000,000 payable in shares of the Company’s common stock pursuant to a separate stock purchase agreement (“Purchase Agreement”). In connection with the Purchase Agreement, Enteris purchased 170,793 shares of Cara’s common stock. Such shares were issued in satisfaction of the $4,000,000 portion of the upfront fee payable in shares pursuant to the Cara License Agreement and for no additional consideration, based on a purchase price of $23.42 per share, which was equal to the 30-day volume weighted average price of Cara’s common stock on August 20, 2019.

Cara will also pay Enteris (1) milestone payments upon the achievement of certain development, regulatory and commercial milestones and (2) low-single digit royalty percentages on net sales of licensed products, subject to reductions in specified circumstances.

Until the second anniversary of the entry into the Cara License Agreement, Cara has the right, but not the obligation, to terminate its obligation to pay any royalties under the Cara License Agreement in exchange for a lump sum payment in cash (the “Royalty Buyout”). Subject to certain conditions, Cara may elect to pay 50% of the lump sum due under the Royalty Buyout in shares of common stock pursuant to the Purchase Agreement. In addition, if Cara exercises its the Royalty Buyout option, it may elect to make 50% of the payment in stock by issuing additional shares of common stock.

17